news	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7711

Contact:	David T. Merrill
Chief Financial Officer & Treasurer
(918) 493-7700

For Immediate Release…
January 19, 2010

UNIT CORPORATION ANNOUNCES 2010 CAPITAL EXPENDITURE BUDGET

Tulsa, Oklahoma . . . Unit Corporation (NYSE – UNT) announced its initial 2010 capital expenditures budget for all of its business segments of $467 million, an increase of 57% over estimated 2009 capital expenditures.  Of this amount, $365 million is budgeted for its oil and natural gas segment, which includes $319 million for drilling and completion activities and is a 66% increase over estimated 2009 capital expenditures, $49 million for its contract drilling segment, a 27% decrease over estimated 2009 capital expenditures, and $53 million for its mid-stream segment, a 446% increase over estimated 2009 capital expenditures.

The company’s 2010 operating budget is based on oil and natural gas prices averaging $72.00 per barrel and $5.30 per million cubic feet (Mcf), respectively, and, in addition to other items, may be adjusted based on changes in commodity prices and industry conditions.  The 2010 capital expenditures program is anticipated to be funded mainly through internally generated cash flow and to a lesser extent from borrowings under the company’s bank credit facility.

Management Comments

Larry Pinkston, President and Chief Executive Officer of Unit Corporation, said:  “Our increased drilling activity in the oil and natural gas segment will be concentrated in the areas that provide the highest economic returns, which currently are concentrated in our Granite Wash and Segno plays.  With the reduction in well costs that occurred during 2009, we are entering 2010 drilling aggressively with a significant portion of the wells we drill in 2010 being horizontal.”

“While our overall capital spending in the contract drilling segment for 2010 will be less than in 2009, the focus will be on refurbishing and upgrading drilling rigs in our fleet.  We will be converting mechanical drilling rigs to electric drilling rigs, adding top drives and larger mud pumps, to ensure our drilling fleet will meet our customers’ drilling requirements.”

“Our increase in capital spending in the mid-stream segment is attributable to increased drilling activity we anticipate by operators in the areas of our existing gathering systems resulting in new well connections.  Additionally, we will be adding a second processing facility in the Granite Wash play to accommodate the increased drilling activity of our oil and natural gas segment as well as that of other operators.”

Fourth Quarter and Year-End 2009 Webcast

Unit will release its fourth quarter and year-end 2009 earnings and host a conference call on Tuesday, February 23, 2010.  The webcast will be broadcast live over the Internet at 11:00 a.m. Eastern time at http://www.unitcorp.com.

Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and natural gas exploration, production, contract drilling and natural gas gathering and processing.  Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT.  For more information about Unit Corporation, visit its website at http://www.unitcorp.com.
This news release contains forward-looking statements within the meaning of the private Securities Litigation Reform Act.  All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including the impact that the current decline in wells being drilled will have on production and drilling rig utilization, productive capabilities of the Company’s wells, future demand for oil and natural gas, future drilling rig utilization and dayrates, projected growth of the Company’s oil and natural gas production, oil and gas reserve information, as well as the ability to meet its future reserve replacement goals, anticipated gas gathering and processing rates and throughput volumes, the prospective capabilities of the reserves associated with the Company’s inventory of future drilling sites, anticipated oil and natural gas prices, the number of wells to be drilled by the Company’s oil and natural gas segment, development, operational, implementation and opportunity risks, possibility of future growth opportunities, and other factors described from time to time in the Company’s publicly available SEC reports.  The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.